Exhibit 10.04
EMPLOYMENT AGREEMENT
(INCORPORATES AMENDMENT DATED NOVEMBER 10, 2008)
EMPLOYMENT AGREEMENT, as of May 1, 2008 by and between The Hartford Financial Services Group, Inc., a Delaware corporation (the “Company”), and Lizabeth H. Zlatkus (“Executive”).
W I T N E S S E T H:
WHEREAS, the Company and Executive desire to enter into an Employment Agreement, effective as of the date first written above;
NOW, THEREFORE, in consideration of the mutual covenants herein contained and Executive’s participation in certain incentive compensation plans pursuant to which the level, if any, of participation is determined by the administrators of such plans, the Company and Executive hereby agree that the Employment Agreement is to read as follows (hereinafter referred to as the “Agreement”), effective as of the date first written above (the “Commencement Date”):
1. Employment.
(a) Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ Executive and Executive hereby agrees to enter employment by the Company.
(b) Term of Employment. Except as otherwise provided below, the Company shall employ Executive for the period commencing on the Commencement Date and ending on the third anniversary of the Commencement Date. At the expiration of the original term or any extended term (each a “Renewal Date”), Executive’s employment hereunder shall be extended automatically, upon the same terms and conditions, for successive one-year periods, unless either party shall give written notice to the other of its intention not to renew such employment at least fifteen months prior to such Renewal Date. Without limiting the generality of the foregoing, upon the occurrence of a Change of Control (as defined below), the term of this Agreement shall be extended automatically without any action by either party until the second anniversary of such Change of Control. Notwithstanding the foregoing, if not previously terminated pursuant to Sections 1(b), 5(a) or 6(a), the term of this Agreement shall terminate on the last day of the month in which Executive attains age 65, and such a termination upon Executive reaching age 65 shall be deemed to be a Termination Due to Retirement for purposes of this Agreement. The period during which Executive is employed pursuant to this Agreement, including any extension thereof in accordance with this Section 1(b), shall be referred to as the “Employment Period.”

2. Position and Duties.
During the Employment Period, Executive shall serve as Executive Vice President and Chief Financial Officer and as a member of the Office of the Chairman of the Company, and/or in such other position or positions with the Company or its affiliates commensurate with his/her position and experience as the Board of Directors of the Company (the “Board”) shall from time to time specify. During the Employment Period, Executive shall have the duties, responsibilities and obligations customarily assigned to individuals serving in the position or positions in which Executive serves hereunder and such other duties, responsibilities and obligations as the Board or the Chairman shall from time to time specify. Executive shall devote his/her full time to the services required of him/her hereunder, except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability, and shall use his/her best efforts, judgment, skill and energy to perform such services in a manner consonant with the duties of his/her position and to improve and advance the business and interests of the Company and its affiliates. During the Employment Period, Executive shall comply with the Code of Ethics and Business Conduct of the Company. Unless and to the extent inconsistent with the terms of any published Company policy or code of conduct as in effect on the date hereof and as hereafter amended, nothing contained herein shall preclude Executive from (a) serving on the board of directors of any business corporation with the consent of the Board, (b) serving on the board of, or working for, any charitable or community organization, or (c) pursuing his/her personal financial and legal affairs, so long as the foregoing activities, individually or collectively, do not interfere with the performance of Executive’s duties hereunder or violate any of the provisions of Section 9 hereof.
3. Compensation.
(a) Base Salary. During the Employment Period, the Company shall pay Executive a base salary at the annual rate as in effect on the date hereof. The annual base salary payable under this paragraph shall be reduced, however, to the extent that Executive elects to defer such salary under the terms of any deferred compensation or savings plan or arrangement maintained or established by the Company or its affiliates. The Board or the appropriate committee of the Board may in its discretion periodically review Executive’s base salary in light of competitive practices, the base salaries paid to other executive officers of the Company and the performance of Executive and the Company and its applicable affiliates, and may, in its discretion, increase such base salary by an amount it determines to be appropriate. Any such increase shall not reduce or limit any other obligation of the Company hereunder. Executive’s base salary (as set forth above or as may be increased from time to time) shall not be reduced following any Change of Control, but may be reduced prior to a Change of Control solely pursuant to a cost-saving plan or structural realignment of total compensation elements that includes all senior executives and only to the extent that such reduction is proportionate to the reductions applicable to other senior executives. Executive’s annual base salary payable hereunder, as it may be increased or reduced from time to time as provided herein and without reduction for any amounts deferred as described above, shall be referred to herein as “Base Salary.” The Company shall pay Executive the portion of his/her Base Salary not deferred not less frequently than in equal monthly installments.

(b) Annual Bonus. For each calendar year ending during the Employment Period, Executive shall have the opportunity to earn and receive an annual bonus, based on the achievement of target levels of performance, equal to the percentage of his/her Base Salary used to calculate such annual bonus as of the date hereof. Executive’s annual bonus opportunity may be increased above such percentage from time to time by the Board or the appropriate committee thereof. Executive’s annual bonus opportunity shall not be reduced following any Change of Control, but may be reduced prior to a Change of Control solely pursuant to a cost-saving plan or structural realignment of total compensation elements that includes all senior executives and only to the extent that such reduction is proportionate to the reductions applicable to other senior executives. Executive’s annual bonus opportunity, as it may be increased or reduced from time to time as provided herein, shall be referred to herein as “Target Bonus.” The actual bonus, if any, payable for any such year shall be determined in accordance with the terms of the Company’s Annual Executive Bonus Program or any successor annual incentive plan (the “Annual Plan”) based upon the performance of the Company and/or its applicable affiliates and/or Executive against target objectives established under such Annual Plan. Subject to Executive’s election to defer all or a portion of any annual bonus payable hereunder pursuant to the terms of any deferred compensation or savings plan or arrangement maintained or established by the Company or its affiliates, any annual bonus payable under this Section 3(b) shall be paid to Executive in accordance with the terms of the Annual Plan.
(c) Long-term Incentive Compensation. During the Employment Period, Executive shall participate in all of the Company’s existing and future long-term incentive compensation programs for key executives at a level commensurate with his/her position with the Company and consistent with the Company’s then current policies and practices, as determined in good faith by the Board or the appropriate committee of the Board.
4. Benefits, Perquisites and Expenses.
(a) Benefits. During the Employment Period, Executive (and, to the extent applicable, his/her dependents) shall be eligible to participate in or be covered under (i) each welfare benefit plan or program maintained or as hereafter amended or established by the Company or its applicable affiliates, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program thereof that is available to Tier 1 executives, and (ii) each applicable pension, retirement, savings, deferred compensation, stock purchase or other similar plan or program maintained or as hereafter amended or established by the Company or its applicable affiliates, in each case to the extent that Executive is eligible to participate in any such plan or program under the generally applicable provisions thereof. Nothing in this Section 4(a) shall limit the Company’s right to amend or terminate any such plan or program in accordance with the procedures set forth therein or as permitted by applicable law.
(b) Perquisites. For each calendar year during the Employment Period, Executive shall be entitled to at least the number of paid vacation days per year that a Tier 1 Executive is entitled to as of the date hereof, and shall also be entitled to receive such other perquisites as are generally provided to similarly situated Tier 1 executives as of the date hereof or are hereafter provided to other similarly situated Tier 1 senior executives of the Company in accordance with the then current policies and practices of the Company.

(c) Business Expenses. During the Employment Period, the Company shall pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in the performance of Executive’s duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.
(d) Office and Support Staff. During the Employment Period, Executive shall be entitled to an office with furnishings and other material appointments, and to secretarial and other assistance, at a Tier 1 level and that is at least commensurate to similarly situated executives as of the date hereof or is hereafter provided to other similarly situated senior executives of the Company.
(e) Indemnification. The Company shall indemnify Executive and hold Executive harmless from and against any third party claim, loss or cause of action, regardless whether asserted during or after the Employment Period, arising from or out of Executive’s performance as an officer, director or employee of the Company or any of its affiliates or in any other capacity, including any fiduciary capacity in which Executive serves at the request of the Company, to the maximum extent permitted by applicable law and under the Certificate of Incorporation and By-Laws of the Company, as they may be amended from time to time (the “Governing Documents”), provided that in no event shall the protection afforded to Executive be less than that afforded under the Governing Documents as in effect on the Commencement Date.
5. Termination of Employment.
The provisions of this Section 5 shall apply prior to the occurrence of a Change of Control and, if Executive is still in the Company’s employ, shall again become applicable upon the second anniversary of such Change of Control.
(a) Early Termination of the Employment Period. Notwithstanding Section 1(b) hereof, the Employment Period shall end upon the earliest to occur of (i) a Termination For Cause, (ii) a Termination Without Cause, (iii) a Voluntary Termination, (iv) a Termination Due to Retirement, (v) a Termination Due to Disability, or (vi) a Termination Due to Death.
(b) Notice of Termination. Communication of termination under this Section 5 shall be made to the other party by Notice of Termination in the case of (i) a Termination For Cause, (ii) a Termination Without Cause, or (iii) a Voluntary Termination.

(c) Benefits Payable Upon Termination; Rules for Determining Reason for Termination.
(i) Benefits Payable Upon Termination. Following the end of the Employment Period pursuant to Section 5(a), Executive (or, in the event of his/her death, his/her surviving spouse, if any, or if none, his/her estate) shall be paid the type or types of compensation determined to be payable in accordance with the following table, such payment to be made in the form specified in such table and at the time established pursuant to Section 7 hereof. Capitalized terms used in such table shall have the meanings set forth in Section 5(d) hereof.
(ii) Rules for Determining Reason for Termination.
(A) If a Voluntary Termination occurs on a date that Executive is eligible for Retirement as defined in The Hartford Investment and Savings Plan, as may be amended from time to time, or any successor plan thereof (the “Savings Plan”), such Voluntary Termination shall instead be treated as a Termination Due to Retirement solely for purposes of this Section 5.
(B) No Termination Without Cause shall be treated as a Termination Due to Retirement or a Termination Due to Disability for purposes of any Pro Rata Target Bonus, Severance Payment, Equity Awards or Vested Benefits Enhancement under this Section 5, notwithstanding the fact that, either on, before or after the date of termination of the Employment Period with respect thereto, (I) Executive was eligible for Retirement as defined in the Savings Plan, (II) Executive requested to be treated as a retiree for purposes of the Savings Plan or any other plan or program of the Company or its affiliates, or (III) Executive or the Company could have terminated Executive’s employment in a Termination Due to Disability hereunder.

BENEFITS PAYABLE: NON-CHANGE OF CONTROL

Vested Benefits
Enhancement (only
applicable in the event
that Executive’s
employment by the
	Accrued	Pro Rata Target	Severance			Company terminates	Welfare
BENEFIT	Salary	Bonus	Payment	Equity Awards	Vested Benefits	prior to July 1, 2009)	Benefits Continuation
FORM OF PAYMENT:	Lump Sum	Lump Sum	Lump Sum	Determined Under the Applicable Plan	Determined Under the Applicable Plan	Lump Sum	Determined Under the Applicable Plan

Termination For Cause	Payable	Not Payable	Not Payable	Not Payable	Determined Under the Applicable Plan	Not Payable	Not Available

Termination Without Cause	Payable	Payable	Payable	Options / Restricted Stock: Payable Other Equity Awards: Determined Under the Applicable Plan	Determined Under the Applicable Plan	Payable	Available

Voluntary Termination	Payable	Determined Under the Applicable Plan	Not Payable	Determined Under the Applicable Plan	Determined Under the Applicable Plan	Not Payable	Not Available

Termination Due to Retirement	Payable	Determined Under the Applicable Plan	Not Payable	Determined Under the Applicable Plan	Determined Under the Applicable Plan	Not Payable	Available

Termination Due to Disability	Payable	Payable	Not Payable	Determined Under the Applicable Plan	Determined Under the Applicable Plan	Not Payable	Available

Termination Due to Death	Payable	Payable	Not Payable	Determined Under the Applicable Plan	Determined Under the Applicable Plan	Not Payable	Not Available

(d) Definitions.
“Accrued Salary” means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Section 5(a) (other than Base Salary deferred pursuant to Executive’s election, as contemplated by Section 3(a) hereof), plus any vacation pay accrued by Executive as of such date.
“Available” means that the particular benefit shall be made available to Executive to the extent specifically provided herein or required by applicable law.
“Determined Under the Applicable Plan” means that the determination of whether a particular benefit shall or shall not be paid to Executive, and, where specifically required by this Agreement, the timing or form of any benefit payment, shall be made solely by application of the terms of the plan or program providing such benefit, except to the extent that the terms of such plan or program are expressly superseded or modified by this Agreement.
“Equity Awards” means the outstanding stock option, restricted stock, restricted stock unit, performance share and other equity or long-term incentive compensation awards, if any, held by Executive as of the date of his/her termination.
“ERPs” means any excess retirement plans maintained or as hereafter amended or established by the Company or its applicable affiliates.
“ESPs” means any excess investment and savings plans maintained or as hereafter amended or established by the Company or its applicable affiliates.
“Lump Sum” means a single lump sum cash payment.
“Not Available” means that the particular benefit shall be not be made available to Executive, except to the extent required by applicable law.
“Notice of Termination” means (i) in the case of a Termination For Cause, a written notice given by the Company to Executive within 30 calendar days of the Company’s having actual knowledge of the events giving rise to such Termination For Cause, (ii) in the case of a Termination Without Cause, a written notice given by the Company to Executive at least 30 calendar days before the effective date of such Termination Without Cause, and (iii) in the case of a Voluntary Termination, a written notice given by Executive to the Company indicating the effective date of Executive’s termination of the Employment Period in such Voluntary Termination, such effective date to be no earlier than 90 days following the date such notice is received by the Company from Executive.

“Not Payable” means (i) with respect to benefits other than Equity Awards, such benefits shall not be paid or otherwise provided to Executive, and (ii) with respect to Equity Awards, such Equity Awards, to the extent unvested, unexercisable, or subject to restrictions that have not yet lapsed, shall be forfeited and/or canceled as of the date of termination of the Employment Period, unless otherwise determined by the Board or the appropriate committee of the Board in its discretion.
“Payable” means (i) with respect to benefits other than those described in clause (ii) of this paragraph, such benefits shall be paid to Executive in the amount, at the time, and in the form specified herein, and (ii) with respect to benefits described in this clause (ii), the following shall apply solely in the event of a Termination Without Cause, notwithstanding anything in the applicable plan or program to the contrary: (A) with respect to any outstanding stock options not yet expired as of the date of termination of the Employment Period, Executive shall be treated as though he/she remained in the employ of the Company for the two year period following such date, and except to the extent that any such options first expire during such period under the applicable plan or program, (I) any such options that would have become vested over such two year period solely by reason of Executive remaining in the employ of the Company during such period shall become immediately vested and nonforfeitable, (II) with respect to any options that by their terms would vest if the stock of the Company or an affiliate were to reach a specified market price, such options shall become vested and nonforfeitable if and when such stock reaches such price during such two year period, and (III) Executive shall have an additional two years beyond the time to exercise such options permitted under the applicable plan or program, but not beyond the originally stated expiration date of any such option (e.g., if a termination occurs in the ninth year following the grant of a ten year term option, Executive shall have only until the tenth anniversary of the date of grant to exercise such option), (B) with respect to any restricted stock subject to restrictions that have not yet lapsed as of the date of termination of the Employment Period, such restrictions shall be deemed to have lapsed and such restricted stock shall become immediately vested and nonforfeitable as of such date, and (C) with respect to a Pro-Rata Target Bonus that relates to a calendar year beginning on or after January 1, 2010, such Pro-Rata Target Bonus shall be paid to Executive in the amount, at the time and in the form specified herein, provided that, if Executive would have been a “covered employee” as defined in Section 162(m) of the Internal Revenue Code (the “Code”) for such calendar year but for the termination of the Employment Period, such Pro-Rata Target Bonus shall only be payable to Executive if, when and to the extent that the Compensation and Personnel Committee of the Board certifies that the performance goals applicable to the Target Bonus, as preestablished by such Committee in accordance with Section 162(m) of the Code, have been attained.

“Pro-Rata Target Bonus” means an amount equal to the product of: (i) an amount equal to the Target Bonus Executive would have been entitled to receive under Section 3(b) for the calendar year in which the Employment Period terminates, and (ii) a fraction (the “Service Fraction”), the numerator of which is equal to the number of rounded months in such calendar year which have elapsed as of the date of such termination, and the denominator of which is 12; provided that, if the Employment Period terminates in the last quarter of any calendar year, the Pro-Rata Target Bonus shall be the amount determined under the above formula or, if greater, the product of: (A) the bonus that would have been paid to Executive based on actual performance for such calendar year, and (B) the Service Fraction.
“Severance Payment” means an amount equal to two times the sum of: (i) Executive’s Base Salary, and (ii) Executive’s Target Bonus amount under Section 3(b) hereof for the calendar year in which the Employment Period terminates.
“Termination Due to Death” means a termination of Executive’s employment due to the death of Executive.
“Termination Due to Disability” means (i) a termination of Executive’s employment by the Company as a result of a determination by the Board or the appropriate committee thereof that Executive has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement on account of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (A) at least four consecutive months, or (B) more than six months in any twelve month period, or (ii) Executive’s termination of employment on account of Disability as defined in The Hartford Investment and Savings Plan, as may be amended from time to time.
“Termination Due to Retirement” means Executive’s termination of employment on account of Executive’s Retirement as defined in The Hartford Investment and Savings Plan, as may be amended from time to time.
“Termination For Cause” means a termination of Executive’s employment by the Company for any of the following reasons: (i) Executive is convicted of or enters a plea of guilty or nolo contendere to a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the business of the Company or its affiliates; (ii) in the performance of his/her duties hereunder or otherwise to the detriment of the Company or its affiliates, Executive engages in (A) willful misconduct, (B) willful or gross neglect, (C) fraud, (D) misappropriation, (E) embezzlement, or (F) theft; (iii) Executive willfully fails to adhere to the policies and practices of the Company or devote substantially all of his/her business time and effort to the affairs thereof, or disobeys the directions of the Board to do either of the foregoing; (iv) Executive breaches this Agreement in any material respect; (v) Executive is adjudicated in any civil suit to have committed, or acknowledges in writing or in any agreement or stipulation his/her commission, of any theft, embezzlement, fraud or other intentional act of dishonesty involving any other person; or (vi) Executive willfully violates the Code of Ethics and Business Conduct of the Company. Executive shall be permitted to respond and defend himself/herself before the Board within 30 days after delivery to Executive of written notification of any proposed Termination For Cause that specifies in detail the reasons for such termination. If the majority of the members of the Board (excluding Executive) do not confirm that the Company had grounds for a Termination For Cause within 30 days after Executive has had his/her hearing before the Board, Executive shall have the option of treating his/her employment as not having terminated or as having been terminated in a Termination Without Cause.
“Termination Without Cause” means any involuntary termination of Executive’s employment by the Company other than a Termination For Cause, a Termination Due to Disability or a Termination Due to Death.
“Vested Benefits” means amounts that are vested or that Executive is otherwise entitled to receive, without the performance by Executive of further services or the resolution of a contingency, under the terms of or in accordance with any investment and savings plan or retirement plan (including any plan providing retiree medical benefits) of the Company or its affiliates, and any ERPs or ESPs related thereto, and any deferred compensation or employee stock purchase plan or similar plan or program of the Company or its affiliates.
“Vested Benefits Enhancement” means (i) a cash amount equal to the present value, calculated using a discount rate equal to the then prevailing applicable Federal rate as determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended (the “Code”), of the additional retirement benefits that would have been payable or available to Executive under any ERPs, based on (A) the age and service Executive would have attained or completed had Executive continued in the Company’s employ until the second anniversary of the date of termination of the Employment Period, and (B) where compensation is a relevant factor, his/her pensionable compensation as of such date, such compensation to include, on the same terms as apply to other executives, any Severance Payment made to Executive, and (ii) solely for purposes vesting in any benefits under any ESPs, Executive shall be treated as having continued in the Company’s employ until the second anniversary of the date of termination of the Employment Period. A Vested Benefits Enhancement shall only be applicable in the event that Executive’s employment by the Company terminates prior to July 1, 2009.

“Voluntary Termination” means any voluntary termination of Executive’s Employment by Executive pursuant to this Section 5, other than a Termination Due to Retirement or a Termination Due to Disability by Executive.
“Welfare Benefits Continuation” means that until the second anniversary of the date of termination of the Employment Period, Executive and, if applicable, his/her dependents shall be entitled to continue participation in the life and health insurance benefit plans of the Company or its affiliates in which Executive and/or such dependents were participating as of the date of termination of the Employment Period, and such other welfare benefit plans thereof in which the Company is required by law to permit the participation of Executive and/or his/her dependents, (collectively, the “Welfare Benefit Plans”). Such participation shall be on the same terms and conditions (including the requirement that Executive pay any premiums generally paid by an employee) as would apply if Executive were still in the employ of the Company; provided that the continued participation of Executive and/or his/her dependents in such Welfare Benefit Plans shall cease on such earlier date as Executive may become eligible for comparable welfare benefits provided by a subsequent employer. To the extent that Welfare Benefits Continuation cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company’s general assets.
6. Termination Following a Change of Control.
This Section 6 shall apply (instead of Section 5) during the period commencing upon a Change of Control and continuing until the second anniversary thereof.
(a) Early Termination of the Employment Period. Notwithstanding Section 1(b) hereof, the Employment Period shall end upon the earliest to occur of (i) a Termination For Cause, (ii) a Termination Without Cause, (iii) a Voluntary Termination, (iv) a Termination For Good Reason, (v) a Termination Due to Retirement, (vi) a Termination Due to Disability, or (vii) a Termination Due to Death.
(b) Notice of Termination. Communication of termination under this Section 6 shall be made to the other party by Notice of Termination in the case of (i) a Termination For Cause, (ii) a Termination Without Cause, (iii) a Voluntary Termination, or (iv) a Termination For Good Reason.

(c) Benefits Payable Upon Termination; Rules for Determining Reason for Termination.
(i) Benefits Payable Upon Termination.
(A) Following the end of the Employment Period, Executive (or, in the event of his/her death, his/her surviving spouse, if any, or if none, his/her estate) shall be paid the type or types of compensation determined to be payable in accordance with the following table, such payment to be made in the form specified in such table and at the time established pursuant to Section 7 hereof. Capitalized terms used in such table (and otherwise in this Section 6) that are defined in Section 5, and not specifically defined in Section 6(d) hereof, shall have the meanings ascribed thereto under Section 5. Where such a capitalized term is defined solely in Section 6(d), or in both Section 5 and Section 6(d), such term shall have the meaning ascribed to it in Section 6(d).
(B) The Company’s obligation to make the payments provided for in this Section 6 and otherwise to perform its obligations under this Section 6 shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Section 6 and such amounts shall not be reduced whether or not Executive obtains other employment.
(ii) Rules for Determining Reason for Termination.
(A) No Termination Without Cause or Termination For Good Reason shall be treated as a Termination Due to Retirement or a Termination Due to Disability for purposes of any Pro Rata Target Bonus, Severance Payment, Equity Awards or Vested Benefits Enhancement under this Section 6, notwithstanding the fact that, either on, before or after the Date of Termination with respect thereto, (I) Executive was eligible for Retirement as defined in the Savings Plan, (II) Executive requested to be treated as a retiree for purposes of the Savings Plan or any other plan or program of the Company or its affiliates, or (III) Executive or the Company could have terminated Executive’s employment in a Termination Due to Disability hereunder.
(B) No Termination Due to Retirement shall be treated as a Voluntary Termination for purposes of this Section 6.
(C) Notwithstanding any provision in this Agreement to the contrary, in the event of a Change of Control as described in clause (iii) or clause (iv) of the definition of the term Change of Control in Section 6(d) of this Agreement, if the employment of Executive involuntarily terminates on or after the date of a shareholder approval described in either of such clauses but before the date of a consummation described in either of such clauses, the date of termination of Executive’s employment shall be deemed for purposes of this Agreement to be the day following the date of the applicable consummation.

BENEFITS PAYABLE: CHANGE OF CONTROL

Vested Benefits
Enhancement (only
applicable in the event
that Executive’s
employment by the
	Accrued	Pro Rata Target	Severance			Company terminates	Welfare
BENEFIT	Salary	Bonus	Payment	Equity Awards	Vested Benefits	prior to July 1, 2009)	Benefits Continuation
FORM OF PAYMENT	Lump Sum	Lump Sum	Lump Sum	Determined Under the Applicable Plan	Determined Under the Applicable Plan	Lump Sum	Determined Under the Applicable Plan

Termination For Cause	Payable	Not Payable	Not Payable	Determined Under the Applicable Plan	Determined Under the Applicable Plan	Not Payable	Not Available

Termination Without Cause	Payable	Payable	Payable	Determined Under the Applicable Plan	Determined Under the Applicable Plan	Payable	Available

Voluntary Termination	Payable	Not Payable	Not Payable	Determined Under the Applicable Plan	Determined Under the Applicable Plan	Not Payable	Not Available

Termination For Good Reason	Payable	Payable	Payable	Determined Under the Applicable Plan	Determined Under the Applicable Plan	Payable	Available

Termination Due to Retirement	Payable	Determined Under the Applicable Plan	Not Payable	Determined Under the Applicable Plan	Determined Under the Applicable Plan	Not Payable	Available

Termination Due to Disability	Payable	Payable	Not Payable	Determined Under the Applicable Plan	Determined Under the Applicable Plan	Not Payable	Available

Termination Due to Death	Payable	Payable	Not Payable	Determined Under the Applicable Plan	Determined Under the Applicable Plan	Not Payable	Not Available

(d) Definitions.
“Beneficial Owner” means any Person who, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” (within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (the “Act”)) of any securities of a company, including any such right pursuant to any agreement, arrangement or understanding (whether or not in writing), provided that: (i) a Person shall not be deemed the Beneficial Owner of any security as a result of an agreement, arrangement or understanding to vote such security (A) arising solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and the applicable rules and regulations thereunder, or (B) made in connection with, or to otherwise participate in, a proxy or consent solicitation made, or to be made, pursuant to, and in accordance with, the applicable provisions of the Exchange Act and the applicable rules and regulations thereunder, in either case described in clause (A) or (B) above, whether or not such agreement, arrangement or understanding is also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); and (ii) a Person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of any security acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.
“Change of Control” means:
(i) a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Act disclosing that any Person, other than the Company or a subsidiary of the Company or any employee benefit plan sponsored by the Company or a subsidiary of the Company is the Beneficial Owner of forty percent or more of the outstanding stock of the Company entitled to vote in the election of directors of the Company;
(ii) any Person, other than the Company or a subsidiary of the Company or any employee benefit plan sponsored by the Company or a subsidiary of the Company shall purchase shares pursuant to a tender offer or exchange offer to acquire any stock of the Company (or securities convertible into stock) entitled to vote in the election of directors of the Company for cash, securities or any other consideration, provided that after consummation of the offer, the Person in question is the Beneficial Owner of fifteen percent or more of the outstanding stock of the Company entitled to vote in the election of directors of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire stock);

(iii) any merger, consolidation, recapitalization or reorganization of the Company approved by the stockholders of the Company shall be consummated, other than any such transaction immediately following which the persons who were the Beneficial Owners of the outstanding securities of the Company entitled to vote in the election of directors of the Company immediately prior to such transaction are the Beneficial Owners of at least 55% of the total voting power represented by the securities of the entity surviving such transaction entitled to vote in the election of directors of such entity (or the ultimate parent of such entity) in substantially the same relative proportions as their ownership of the securities of the Company entitled to vote in the election of directors of the Company immediately prior to such transaction; provided that, such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such threshold (or to preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company, such surviving entity or any subsidiary of such surviving entity:
(iv) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company approved by the stockholders of the Company shall be consummated; or
(v) within any 24 month period, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director (A) was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this clause (v), and (B) was not designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (iii) or (iv) of this definition of the term Change of Control in Section 6(d) of this Agreement.
“Date of Termination” means (i) in the case of a termination of the Employment Period for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, or (ii) in all other cases, the actual date on which Executive’s employment terminates during the Employment Period.
“Not Payable” means that a particular benefit shall not be paid or otherwise provided to Executive.

“Notice of Termination” means (i) in the case of a Termination For Cause, a written notice given by the Company to Executive, within 30 calendar days of the Company’s having actual knowledge of the events giving rise to such termination, (ii) in the case of a Termination Without Cause, a written notice given by the Company to Executive at least 30 calendar days before the effective date of such Termination Without Cause, (iii) in the case of a Voluntary Termination, a written notice given by Executive to the Company at least 90 calendar days before the effective date of such termination, and (iv) in the case of a Termination For Good Reason, a written notice given by Executive to the Company within 180 days of Executive’s having actual knowledge of the events giving rise to such Termination For Good Reason, and which (A) indicates the specific termination provision in this Agreement relied upon, (B) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (C) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than 15 days after the giving of such notice). The failure by Executive to set forth in such Notice of Termination any fact or circumstance that contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his/her rights hereunder.
“Payable” means that a particular benefit shall be paid to Executive in the amount, at the time, and in the form specified herein.
“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Act, as supplemented by Section 13(d)(3) of the Act; provided, however, that Person shall not include (i) the Company, any subsidiary of the Company or any other Person controlled by the Company, (ii) any trustee or other fiduciary holding securities under any employee benefit plan of the Company or of any subsidiary of the Company, or (iii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of securities of the Company.
“Severance Payment” means a cash amount equal to three times the sum of (i) Executive’s Base Salary at the rate in effect as of the date on which the Employment Period terminates, and (ii) Executive’s Target Bonus for such year.
“Termination For Cause” means the Company’s termination of Executive’s employment due to (i) Executive’s conviction of a felony; (ii) an act or acts of extreme dishonesty or gross misconduct on Executive’s part which result or are intended to result in material damage to the Company’s business or reputation; or (iii) repeated material violations by Executive of his/her obligations under Section 2 of this Agreement, which violations are demonstrably willful and deliberate on Executive’s part and which result in material damage to the Company’s business or reputation. Executive shall be permitted to respond and defend himself/herself before the Board within 30 days after delivery to Executive of written notification of any proposed Termination for Cause which specifies in detail the reasons for such termination. If the majority of the members of the Board (excluding Executive) do not confirm that the Company had grounds for a Termination For Cause within 30 days after Executive has had his/her hearing before the Board, Executive shall have the option of treating his/her employment as not having terminated or as having been terminated pursuant to a Termination Without Cause.

“Termination For Good Reason” means the occurrence of any of the following after the occurrence of a Change of Control:
(i) (A) the assignment to Executive of any duties inconsistent in any material adverse respect with Executive’s position, duties, authority or responsibilities as contemplated by Section 2 of this Agreement, or (B) any other material adverse change in such position, including titles, authority or responsibilities;
(ii) any failure by the Company to comply with any of the provisions of Sections 3 and 4 of this Agreement at a level of least equal to that in effect immediately preceding the Change of Control, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by Executive;
(iii) the Company’s requiring Executive to be based at any office or location more than 25 miles from the location at which he/she performed his/her services specified under Section 2 hereof immediately prior to the Change of Control, except for travel reasonably required in the performance of Executive’s responsibilities;
(iv) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 10(d) hereof; or
(v) any attempt by the Company to terminate the Executive’s employment in a Termination For Cause that is determined by the Board pursuant to Section 5(c) hereof, or in a proceeding pursuant to Section 9 or Section 10 hereof, not to constitute a Termination For Cause.
Notwithstanding the foregoing, a termination of Executive’s employment shall not be treated as a Termination For Good Reason (I) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination For Good Reason, or (II) if Executive shall have delivered a Notice of Termination to the Company, and the facts and circumstances specified therein as providing a basis for such Termination For Good Reason are cured by the Company within 10 days of its receipt of such Notice of Termination.

“Vested Benefits Enhancement” means (i) a cash amount equal to the present value, calculated using a discount rate equal to the then prevailing applicable Federal rate as determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended (the “Code”), of the additional retirement benefits that would have been payable or available to Executive under any ERPs, based on (A) the age and service Executive would have attained or completed had Executive continued in the Company’s employ until the third anniversary of the occurrence of the Change of Control, and (B) where compensation is a relevant factor, his/her pensionable compensation as of the Date of Termination, such compensation to include, on the same terms as apply to other executives, any Severance Payment made to Executive, (ii) solely for purposes of vesting in any benefits under any ESPs, Executive shall be treated as having continued in the Company’s employ until the third anniversary of the occurrence of such Change of Control, and (iii) solely for purposes of determining eligibility for retiree medical benefits under any retirement plan or any retiree welfare benefit plan, policy or program of the Company or its affiliates, and any ERPs related thereto, Executive shall be treated as having continued in the Company’s employ until the third anniversary of the occurrence of such Change of Control and to have retired on the last day of such period. A Vested Benefits Enhancement shall only be applicable in the event that Executive’s employment by the Company terminates prior to July 1, 2009.
“Voluntary Termination” means a termination of employment by Executive other than a Termination For Good Reason, a Termination Due to Disability by Executive, or a Termination Due to Death.
“Welfare Benefits Continuation” shall have the same meaning as that described in Section 5 hereof, except that the entitlement of Executive and/or his/her dependents to participation in the Welfare Benefit Plans shall continue until the third anniversary of the Date of Termination.
(e) Out-Placement Services. If the Employment Period terminates because of a Termination Without Cause or a Termination For Good Reason, Executive shall be entitled to out-placement services, provided by the Company or its designee at the Company’s expense, for 12 months following the Date of Termination, or such lesser period as the Executive may require such services.
(f) Certain Further Payments by Company.
(i) Tax Reimbursement Payment. In the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Executive by the Company or any affiliate (collectively, the “Covered Payments”), are or become subject to the tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax that may hereafter be imposed, the Company shall pay to the Executive at the time specified in this Section an additional amount (the “Tax Reimbursement Payment”) such that the net amount retained by the Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income tax and other tax on the Tax Reimbursement Payment provided for by this Section, but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

(ii) Applicable Rules. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,
(A) such Covered Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company’s independent certified public accountants appointed prior to the Effective Date or tax counsel selected by such accountants (the “Accountants”), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax, and
(B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.
(iii) Additional Rules. For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed to pay: (A) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made, and (B) any applicable state and local income and other taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal incomes taxes which could be obtained from the deduction of such state or local taxes if paid in such year.
(iv) Repayment or Additional Payment in Certain Circumstances.
(A) Repayment. In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that would not have been paid if such lesser Excise Tax had been applied in initially calculating such Tax Reimbursement Payment. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be repaid to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive by the applicable tax authority. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if Executive’s good faith claim for refund or credit is denied.

(B) Additional Tax Reimbursement Payment. In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.
(v) Timing for Tax Reimbursement Payment. The Tax Reimbursement Payment (or portion thereof) provided for in this Section 6 shall be paid to Executive not later than 10 business days following the payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related Covered Payment. To the extent that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, Executive shall repay such excess to the Company on the fifth business day after written demand by the Company for payment.
7. Timing of Payments.
Accrued Salary shall be paid no later than 10 days following the termination of the Employment Period. Any Severance Payment and Vested Benefits Enhancement, together with interest thereon based on prevailing short term rates for the period between the date of payment and the termination of the Employment Period, shall be paid during the 10 day period following the six month anniversary of the termination of the Employment Period. Except as provided in the definition of “Payable” in Section 5(d), a Pro-Rata Target Bonus, which payment is attributable to services performed by Executive during the calendar year in which the Performance Period terminates, shall be paid as follows: (a) if the Employment Period terminates in the first, second or third calendar quarter of any particular calendar year, then the Pro-Rata Target Bonus shall be paid no later than 10 days following the termination of the Employment Period; or (b) if the Employment Period terminates in the fourth calendar quarter of any particular calendar year, then the Pro-Rata Target Bonus shall be paid no later than the same time as similar awards are paid to other executives participating in the plans or programs under which the awards are paid, but in no event later than March 15 of the calendar year following the end of such fourth calendar quarter. Vested Benefits and Equity Awards shall be paid no later than the time for payment Determined Under the Applicable Plan except as otherwise expressly superseded or modified by this Agreement. Tax Reimbursement Payments shall be paid at the time specified in Section 6 hereof.

In applying the provisions of Sections 5 and 6, continued participation in the health insurance benefit plans shall be in two parts: (i) the first part shall continue from the date of termination to the end of the 18-month period during which Executive would have been eligible for continuation coverage under Section 601 et. seq. of the Employee Retirement Income Security Act of 1974, as amended, and (ii) the second part shall commence on the first day after the end of the period described in subclause (i) and shall end on the last day of the applicable Welfare Benefits Continuation period. Continued participation in Welfare Benefits Continuation provided under Section 6 other than with respect to health benefits shall also be provided in two parts: (i) the first part shall continue from the Date of Termination until the second anniversary of Executive’s Date of Termination, and (ii) the second part shall commence on the day immediately following such second anniversary and continuing until the end of the applicable Continuation period. To the extent Welfare Benefits Continuation consists of reimbursement of expenses, such reimbursement shall be paid within 60 days of the submission of reasonably satisfactory evidence of such expenses, in accordance with the generally applicable requirements under the applicable arrangement, but in no event later than the end of the calendar year following the calendar year in which such expenses are incurred. Any amount of expenses eligible for reimbursement of welfare benefits or in-kind benefits provided during any calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year.
Notwithstanding anything else in this Agreement to the contrary, for purposes of Sections 5 and 6, Executive shall not be deemed to have had a termination of employment unless Executive shall have also had a separation from service, as determined in accordance with any policies or practices that the Company shall adopt in accordance with, or as otherwise determined pursuant to, Section 409A of the Code and the regulations and guidance promulgated thereunder.
8. Full Discharge of Company Obligations.
Except as expressly provided in the last sentence of this Section 8, the amounts payable to Executive pursuant to Section 5 following termination of his/her employment (including amounts payable with respect to Vested Benefits) shall be in full and complete satisfaction of Executive’s rights under Section 5 of this Agreement and any other claims he/she may have in respect of his/her employment by the Company or any of its affiliates. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive’s receipt of such amounts, the Company shall be released and discharged from any and all liability to Executive in connection with Section 5 of this Agreement or otherwise in connection with Executive’s employment with the Company and its affiliates. Nothing in this Section 8 shall be construed to release the Company from its obligation to indemnify Executive as provided in Section 4(e) hereof.

9. Noncompetition, Confidentiality and Other Covenants.
By and in consideration of the compensation and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, Executive agrees to the following:
(a) Noncompetition. During the Employment Period and until the last day of the one year period following any Voluntary Termination of the Employment Period by Executive pursuant to Section 5 or Section 6 hereof, (the “Restriction Period”), Executive shall not become associated with any entity, whether as a principal, partner, employee, agent, consultant, shareholder (other than as a holder, or a member of a group which is a holder, of not in excess of 1% of the outstanding voting shares of any publicly traded company) or in any other relationship or capacity, paid or unpaid, that is actively engaged in any geographic area in any business which is in competition with the business of the Company. The Company shall, in its sole discretion, have the right to enforce or waive the terms of this provision in connection with the Restriction Period. If the Company exercises its right to enforce this provision for the Restriction Period, the Company, no later than 60 days following the Company’s receipt of the Executive’s written notice of Voluntary Termination, will provide Executive with written notice of its intent to enforce, and will pay Executive one year of Executive’s then current Base Salary and one year of Executive’s then current Target Bonus as compensation for the Restriction Period. Such amount shall be paid to Executive in equal monthly installments during the Restriction Period. Executive agrees that the terms of the Restriction Period are reasonable and that this compensation is above and beyond any amounts necessary to support the terms of the Restriction Period as set forth herein.
(b) Confidentiality. Without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Executive shall not disclose to any third person, or permit the use of for the benefit of any person or any entity other than The Company or its affiliates, any trade secrets, customer lists, information regarding product development, marketing plans, sales plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records, or other financial, organizational, commercial, business, sales, marketing, technical, product or employee information relating to the Company or its affiliates or information designated as confidential, proprietary, and/or a trade secret, or any other information relating to the Company or its affiliates that Executive knows from the circumstances, in good faith and good conscience, should be treated as confidential, or any information that the Company or its affiliates may receive belonging to customers, agents or others who do business with the Company or its affiliates, except to the extent that any such information previously has been disclosed to the public by the Company or is in the public domain (other than by reason of Executive’s violation of this Section 9(b)).
(c) Non-Solicitation of Employees. During the Employment Period and until the last day of the one year period following any Voluntary Termination of the Employment Period by Executive pursuant to Section 5 or Section 6 hereof, Executive shall not directly or indirectly solicit, encourage or induce any employee of the Company or its affiliates to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company or an affiliate thereof unless such person shall have ceased to be employed by such entity for a period of at least six months.

(d) Company Property. Except as expressly provided herein, promptly following any termination of the Employment Period, Executive shall return to the Company all property of the Company, and all copies thereof in Executive’s possession or under his/her control.
(e) Injunctive Relief and Other Remedies with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, confidentiality, nonsolicitation, and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company (i) shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this Section 9, and (ii) shall have no further obligation to pay unearned compensation, incentive awards, unvested awards, or bonus payments to Executive hereunder following any material violation of the covenants and obligations contained in this Section 9. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In connection with the foregoing provisions of this Section 9, Executive represents that his/her economic means and circumstances are such that such provisions will not prevent him/her from providing for himself/herself and his/her family on a basis satisfactory to him/her. Notwithstanding the foregoing, in no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement following a Change of Control.
10. Miscellaneous.
(a) Survival. All of the provisions of Sections 5 (relating to termination of the Employment Period prior to a Change of Control), 6 (relating to termination of the Employment Period following a Change of Control, 9 (relating to noncompetition, confidentiality, nonsolicitation and Company property), 10(b) (relating to arbitration), 10(c) (relating to legal fees) and 10(n) (relating to governing law) of this Agreement shall survive the termination of this Agreement.
(b) Arbitration. Except as provided in Section 9, any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. Such arbitration shall be held in the city of Hartford, Connecticut and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, and otherwise in accordance with the principles that would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and Executive. If the parties cannot agree on an acceptable arbitrator, the dispute or controversy shall be heard by a panel of three arbitrators; one appointed by each of the parties and the third appointed by the other two arbitrators. The Company and Executive further agree that they will abide by and perform any award or awards rendered by the arbitrators and that a judgment may be entered on any award or awards rendered by any state or federal court having jurisdiction over the Company or Executive or any of their respective property.

(c) Legal Fees and Expenses. In any contest (whether initiated by Executive or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay Executive’s legal expenses (or cause such expenses to be paid) including, without limitation, his/her reasonable attorney’s fees, on a quarterly basis, upon presentation of proof of such expenses in a form acceptable to the Company, provided that Executive shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if Executive shall not prevail, in whole or in part, as to any material issue as to the validity, enforceability or interpretation of any provision of this Agreement.
(d) Successors; Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform the Agreement if no such succession had taken place. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the law of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
(e) Assignment. Except as provided in Section 10(d), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.
(f) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. This Agreement supersedes and replaces any prior employment or severance agreement or arrangement between the Company and Executive. No other agreement relating to the terms of Executive’s employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. Executive acknowledges that he/she is entering into this Agreement of his/her own free will and accord, and with no duress, and that he/she has read this Agreement and that he/she understands it and its legal consequences.
(g) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event of a determination that any of the provisions of Section 9(a), Section 9(b) or Section 9(c) are not enforceable in accordance with their terms, Executive and the Company agree that such Section shall be reformed to make such Section enforceable in a manner that provides the Company the maximum rights permitted at law.

(h) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his/her rights hereunder on any occasion or series of occasions.
(i) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:	The Hartford Financial Services Group, Inc.
Law Department, HO-1-09
Hartford Plaza
Hartford, CT 06115
Attention: Corporate Secretary

with a copy to:	Debevoise & Plimpton
875 Third Avenue
New York, NY 10022
Attn: Lawrence K. Cagney, Esq.

If to Executive:	The home address of Executive shown on the records of the Company
(j) Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto, provided, however, that the Company may unilaterally amend this Agreement at any time as may be necessary, in its reasonable judgment, to comply with law, to avoid payments to the Executive under the Agreement being subject to an additional tax under Section 409A of the Code or to avoid compensation paid prior to a Change of Control being nondeductible to the Company under Revenue Ruling 2008-13. This Agreement is intended to comply with Section 409A of the Code, and no action taken by the Company shall be construed in a manner that would result in the imposition of an additional tax on Executive under Section 409A of the Code.

(k) Headings. Headings to provisions of this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.
(l) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
(m) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local income or employment tax laws or similar statutes or other provisions of law then in effect.
(n) Governing Law. This Agreement shall be governed by the laws of the State of Connecticut, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has hereunto set his/her hand, as of the day and year first above written.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

WITNESSED:

	By:	Eileen G. Whelley
	Title:	Executive Vice President, Human Resources

EXECUTIVE:

WITNESSED:

Lizabeth H. Zlatkus

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